Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-98435-99, 333-120312, and 333-119309) of NewMarket Corporation of our report dated February 15, 2013 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Richmond, Virginia
February 15, 2013